Exhibit e(3)


                               CitiFunds Trust I
                           21 Milk Street, 5th Floor
                          Boston, Massachusetts 02109

                              __________ __, 1999

CFBDS, Inc.
21 Milk Street, 5th Floor
Boston, Massachusetts  02109

     Re: CitiFunds Trust I - Distribution Agreements

Ladies and Gentlemen:

     This letter serves as notice that CitiSelect Folio 100 (the "Fund") is hereby added to the list of series of the above-named Trust to which CFBDS, Inc. ("CFBDS") renders services as distributor pursuant to the terms of (i) the Amended and Restated Distribution Agreement dated as of February 9, 1996 and amended and restated as of January 4, 1999 between the Trust and CFBDS relating to Shares of Beneficial Interest designated "Class A"; and (ii) the Distribution Agreement dated as of January 4, 1999 between the Trust and CFBDS relating to Shares of Beneficial Interest designated "Class B" (collectively, the "Agreements"). In addition to CitiSelect Folio 100, CFBDS currently renders services as distributor to CitiSelect Folio 200, CitiSelect Folio 300, CitiSelect Folio 400 and CitiSelect Folio 500 pursuant to the Agreements.

     Please sign below to acknowledge your receipt of this notice adding the Fund as a beneficiary under the Agreements.

                             CITIFUNDS TRUST I

                             By: _________________________

                             Title: ______________________

Acknowledgment:

CFBDS, INC.

By: ________________________

Title: _____________________